Exhibit 4.16

CERTIFIED TRANSLATION

LIC. NELLY OLCHAUSKI TEJADA
Traductora Colegiada
Colegio de Traductores del Perú
Registro N° 37
Translator Registered with the Peruvian Translators' Association
Registration N° 37

TRA.473-2007

REPÚBLICA DEL **PERÚ** (THE **REPUBLIC** OF PERU)
Colegio de Notarios de Cusco y Madre de Dios
(Notaries' **Association of** Cusco and Madre de Dios)

NOTARIAL CERTIFIED COPY

OF A NOTARIALLY RECORDED INSTRUMENT ON THE **ASSIGNMENT** OF THE USE OF A SURFACE **LAND** FOR **MINING** PURPOSES

GRANTED BY COMUNIDAD CAMPESINA DE UCHUCARCCO

IN FAVOR OF NORSEMONT PERU **S.A.C.**

BEFORE **URIEL VILLANUEVA SÁNCHEZ,** NOTARY OF ESPINAR

DATE OF NOTARIALLY RECORDED INSTRUMENT: Espinar, May 9,2007

NELLY OLCHAUSKI TEJADA N° 037

CUSCO – **INKA REGION**

OFFICE: Calle Tacna **104**
HOME : Calle Tacna **106**

OFFICE HOURS
Mornings: 8 a.m. – **1** p.m.
Afternoons: **2** p.m. – **6** p.m.

PHOTOCOPIES
Enlargements – Reductions – Laminations

Colegio de Notarios de Cusco y Madre de Dios
(Notaries' Association of Cusco and Madre de Dios)

NOTARIAL CERTIFIED COPY

OF A **NOTARIALLY** RECORDED **INSTRUMENT** ON THE
ASSIGNMENT OF THE USE OF A SURFACE LAND
FOR **MINING** PURPOSES

GRANTED BY COMUNIDAD CAMPESINA DE UCHUCARCCO,
REPRESENTED BY ITS **PRESIDENT** URBANO **SALCEDO** TORRES

IN FAVOR OF NORSEMONT PERU S.A.C.,
REPRESENTEDBYROBERTBAXTER

PAGE : **755**

BIENNIAL PERIOD: **2007-2008**

DATE : MAY **09,2007**

NOTARY : **URIEL VILLANUEVA SÁNCHEZ**

INTRODUCTION

In the city of Espinar, capital of the province of Espinar, on May 9, 2007, the following persons appeared before me, Notary Uriel Villanueva Sánchez, with office at Calle Tacna Nº 104:

Urbano Salcedo Torres, identified by National Identity Document Nº 24801031, President of Comunidad Campesina de Uchucarcco, married, domiciled at Comunidad Campesina de Uchucarcco, District of Chamaca, Province of Chumbivilcas, Department of Cusco, a Peruvian citizen, acting on behalf of Comunidad Campesina de Uchucarcco, duly authorized to such effect in the General Meeting held on May 6, 2007, as party to the first part, and

Robert Baxter, identified by Alien Resident's Card Nº 000227261, married, domiciled at Calle Arístides Aljovin Nº 431, District of Miraflores, Lima 18, Peru, an Australian citizen, acting on behalf of Norsemont Peru S.A.C., with Single Taxpayer's Registry Nº 11769292 of the Public Registry of Lima and Callao, of legal age.

Both parties are qualified to enter into contracts and have enough capacity, knowledge and freedom according to the examination made pursuant to Articles 154 and 155 of the Notaries' Act, which I attest. I also certify that I know the grantors and that they have delivered to me a preliminary instrument, duly signed, so that its contents are put into the form of this Notarially Recorded Instrument, which I have entered in the relevant file, I attest, and literally reads as follows:

PRELIMINARY INSTRUMENT Nº 379

TO THE NOTARY:

Kindly enter in your Registry of Notarially Recorded Instruments one evidencing an AGREEMENT FOR ASSIGNMENT OF THE USE OF A SURFACE LAND FOR MINING PURPOSES, entered into by and between COMUNIDAD CAMPESINA DE UCHUCARCCO, duly represented by Mr. URBANO SALCEDO TORRES, identified by National Identity Document Nº 24801031 and domiciled in the same community, duly authorized in a General Meeting held on May 6, 2007, which minutes, you, Mr. Notary, should insert in the notarially recorded instrument resulting from this preliminary instrument (hereinafter "THE COMMUNITY"), and NORSEMONT PERU S.A.C., a corporation registered in Item Nº 11769292 of the Registry of Legal Entities of the Ninth Registration Area, Lima, with Single Taxpayer's Registry Nº 20511165181 and domiciled for purposes hereof at Calle Aristides Aljovin Nº 431, Miraflores, Lima 18, Peru, duly represented by Robert Baxter, identified by Alien Resident's Card Nº 000227261, as per power of attorney recorded in Entry C0001 of Item Nº 11769292 of the Public Registry of Lima and Callao (hereinafter "NORSEMONT"). The Agreement is entered into under the following terms and conditions:

ONE: Recitals

1.1 THE COMMUNITY is registered in Item Nº 11003252 of the Registry of Legal Entities of the Registry Office of CUSCO (Book of Peasant Communities – Act Nº 24656). Likewise, THE COMMUNITY is the owner of the land called COMUNIDAD CAMPESINA DE UCCHUCARCO, located in the Department of CUSCO, Province of CHUMBIVILCAS, District of CHAMACA, as registered in Item Nº 02044944 of the Real Property Registry of Sicuani (hereinafter the "LAND").

1.2 In turn, NORSEMONT is the holder of the following mining concessions composed of 13 mining rights:

Concession	Code	Area	Resolution
Katanga J	05-004406X-01	400	Director's Resolution 170190-EM-DCMD
Katanga K	05-004407X-O1	300	Director's Resolution 556190-EM-DCM
Katanga Q	05-005529X-01	150.0144	Director's Resolution 309190-EM-DGMIDCM
Katanga T	01-02483-97	100	Headquarters Resolution 0647-97-RPM
Katanga V	O1-02484-97	100	Headquarters Resolution 07719-97-RPM
Peta 17	05-06198AX01	49.0544	Headquarters Resolution 03744-99-RPM
Peta 5	05-006089X-01	934.52	Director's Resolution 472/89-EM-DGM/DCM
Peta 6	05-00609OX-O1	1000	Headquarters Resolution 7084-96-RPM
Peta 7	05-006198X-01	351.7046	Headquarters Resolution 03731-99-RPM
Santiago 3	01-00836-95	700.5841	Headquarters Resolution 2220-97-RPM
Santiago 4	01-00834-95	34.1624	Headquarters Resolution 8316-96-RPM
Santiago 5	O1-00832-95	602.1229	Headquarters Resolution 02655-97-RPM
Santiago Apostol I	01-02292-94	424.1900	Headquarters Resolution 01192-98-RPM

The area of the mining concessions mentioned above covers THE LAND in part.

1.3 The parties have had conversations to agree on the terms under which THE COMMUNITY authorizes NORSEMONT to use THE LAND to develop mining activities therein. In this regard, THE COMMUNITY represents and warrants that in a General Meeting of THE COMMUNITY held on May 06, 2007 and in compliance with the rules applicable to the notice to call said Meeting and with the quorum and majorities required by law, THE COMMUNITY authorized the execution hereof. The minutes of said Meeting forms an integral part hereof and shall be inserted by you, the Notary, in the notarially recorded instrument resulting from this Preliminary Instrument.

TWO: Purpose of the Agreement

2.1 THE COMMUNITY hereby authorizes NORSEMONT to use THE LAND on an exclusive basis to perform mining activities of prospecting and exploration NORSEMONT may deem advisable or necessary, to the broadest extent possible and without reserve or limitation. In view of the foregoing, NORSEMONT is authorized to perform any actions that allow identifying mineralization through basic mining exploration works, lab analyses, physical tests, and measurements with accuracy instruments and techniques, to show the dimensions, position, mineralogical characteristics, reserves and values of the ore deposits. Likewise, NORSEMONT has the unlimited right to introduce andlor build andlor install andlor remove any changes, improvements, buildings, constructions, platforms, trenches, trails, tunnels, wells and other infrastructure, works and cervices in THE LAND, that, to the sole judgment of NORSEMONT, are necessary or advisable to develop mining activities in THE LAND, which expressly includes the possibility to introduce vehicles and drilling equipment.

2.2 The parties expressly state that they understand the nature of the use NORSEMONT will give to THE LAND. NORSEMONT commits itself to comply with the legal provisions in force regarding the activities to be performed in THE LAND and in particular, the environmental provisions.

THREE: Term

3.1 The parties state that as a result of the conversations between them, the term of the authorization to use THE LAND was established. The parties agree that said authorization granted by THE COMMUNITY shall be in force from April 24, 2007 to April 24, 2008.

3.2 The parties agree that the term hereof is compulsory for NORSEMONT and THE COMMUNITY. At the end of the term hereof, THE COMMUNITY shall negotiate with NORSEMONT a term extension for the performance of other mining activities in THE LAND.

FOUR: Consideration

4.1 The parties agree that as total consideration for the right of use that has been granted, NORSEMONT shall pay to THE COMMUNITY the monthly amount of:

a. S/.4,000.00 (four thousand and 001100 Nuevos Soles) for lease of surface land. This amount includes all taxes that may be applicable.

b. S/.800.00 (eight hundred and 001100 Nuevos Soles) for lease of camp area. This amount includes all taxes that may be applicable. This consideration shall be paid by NORSEMONT in advance within the first ten (10) calendar days of the month. This payment shall be made IN CASH to the duly authorized representative of THE COMMUNITY (TREASURER AND AT LEAST 01 MEMBER OF THE COMMUNITY BOARD), against delivery of the relevant proof of payment issued pursuant to law to the satisfaction of NORSEMONT. The parties state that simultaneously to the execution of this Agreement, NORSEMONT shall pay to THE COMMUNITY the monthly consideration corresponding to APRIL 2007, which is understood has been received to the entire satisfaction of THE COMMUNITY, with the signatures of the representatives thereof hereinbelow. Consequently, the parties place on record that the following payment to be made by NORSEMONT shall be the consideration for the month of MAY 2007, which shall be paid according to the procedure contemplated in the foregoing paragraph.

4.2 In addition to the payment of the monthly consideration referred to in subclause 4.1 above, NORSEMONT commits itself to the following before THE COMMUNITY:

Agriculture and Farming

4.2.1 Support, through transport or fuel, for the preparation of the profile of the spray irrigation project.

4.2.2 Hiring of one specialist in artificial insemination and one animal husbandry assistant.

4.2.3 Donation of 02 reproducers for the three areas of THE COMMUNITY.

4.2.4 Construction of 10 reservoirs and purchase of 10 sprinklers for the 02 areas of THE COMMUNITY: Bajo Uchuccarcco and Huallatacota.

4.2.5 Support through medicines for the medicine cabinet for S/.1,500.00 per year, in addition to the lot currently existing for S/.1,000.00.

Health

4.2.6 Support, through transport or fuel, for the transport of THE COMMUNITY's authority for the recognition of the accident and emergency center.

4.2.7 Hiring of 01 obstetrician for the Accident and Emergency Center of Uchuccarcco.

4.2.8 Support for the implementation of equipment for the accident and emergency center: 01 electronic neonatal scale, 01 neonatal stethoscope, 01 stethoscope for adults, 01 mercury tensiometer.

4.2.9 Donation of 06 kilograms of chlorine tablets to be distributed among the three areas of THE COMMUNITY.

4.2.10 Donation of medicines for an annual value of S/.1,500.00.

4.2.11 Support for the organization of 06 Annual Health Programs in coordination with doctors of the Ministry of Health.

4.2.12 Support for the organization of 01 first-aid course in the community center and 01 first-aid course in Antonio Raimondi School.

Education

4.2.13 Hiring of 03 teachers (01 for secondary education and 02 for primary education).

4.2.14 Donation of construction materials for an annual amount of S/.2,000.00 for the primary school.

4.2.15 Support, through transport or fuel, for the transport of the education authorities for the recognition of the early childhood center of Uchuccarcco.

4.2.16 Support to obtain an electricity meter from the electric energy supply company of Cusco, up to an amount for S/.400.00.

4.2.17 Supply of corrugated iron and wooden strips for the roof of the primary school of Bajo Uchuccarcco, for up to S/.4,000.00.

Transport

4.2.18 Support, through transport or fuel, for the transport of personnel for the acquisition of educational material, furniture or construction, prior request and coordination by the corporation.

4.2.19 Maintenance of access roads from the project site to the camp and from the camp to the project site in coordination with the Municipality of Chamaca (machinery) and the participation of THE COMMUNITY (labor).

Labor

4.2.20 Payment to laborers shall be of S/.35.00 in rotating shifts of one month, including food and all social benefits.

4.2.21 Transport of workers from the populated center of Uchuccarcco.

4.2.22 Training on drill cores and storage of drill samples.

Social Aspects

4.2.23 Donation of construction materials for an annual amount of S/.1,500.00 for the minor council of THE COMMUNITY of Uchuccarcco.

4.2.24 Supply of a bathroom module for the populated center.

4.2.25 Donation of two windows and one door for the Mothers' Club of Uchuccarcco Alto.

4.2.26 Donation of food for the sum of SI.300.00 per year, to be distributed among disabled people of THE COMMUNITY.

4.2.27 The number of workers for the platform to be sent by the prosecutor of THE COMMUNITY shall be that required by the corporation.

FIVE: Obligations and Rights of the Parties

5.1 THE COMMUNITY shall continue in charge of and shall be liable for compliance with all legal and conventional obligations corresponding to it in its capacity as owner of THE LAND.

5.2 THE COMMUNITY shall make its best efforts to allow the development of mining exploration works by NORSEMONT in THE LAND, refraining from performing, allowing or causing events, acts or omissions that prevent or endanger the use of THE LAND subject to the terms agreed hereunder, committing itself to perform any and all acts that may be required to allow, make feasible and facilitate the use of THE LAND by NORSEMONT for exploration purposes. As mentioned above, THE COMMUNITY commits itself to prevent that THE COMMUNITY members carry out any event or act that may damage NORSEMONT's facilities and to collaborate with NORSEMONT in the protection and surveillance of, in general, all its facilities and equipment installed and/or located in THE LAND, so that in case any event or act that may affect or actually affects their safety or operation occurs, it shall immediately inform NORSEMONT thereof.

Likewise, it commits itself to take any necessary precaution measure, collaborating to the largest extent possible to such effect.

5.3 THE COMMUNITY commits itself to prevent that third parties try to illegally obtain any right of ownership, possession and/or other right over THE LAND, making any necessary action to protect the integrity thereof and the mining exploration activities developed by NORSEMONT. Non-compliance with the obligation assumed by THE COMMUNITY under this subclause shall be an automatic ground for termination of this Agreement by NORSEMONT, which, in addition, shall demand THE COMMUNITY the payment of the compensation for damage arising from said non-compliance.

5.4 If THE COMMUNITY decides to encumber, transfer or impose a charge, lien or encumbrance over THE LAND before the expiry of the authorization term subject matter hereof, it shall inform NORSEMONT of said decision expressly and in writing, at least forty-five (45) days in advance. Likewise, THE COMMUNITY commits itself to duly and timely inform the potential and future acquire or holder of the charge, lien or encumbrance about the existence of this authorization, expressly and irrevocably committing itself to cause said holder to expressly assume the commitment to honor it prior to the effective term of its agreement. Both parties recognize that this document is sufficient title for NORSEMONT to exercise any possession actions that may arise in relation to THE LAND. In any case, the parties state that they have the intention to register this document with the Public Registry.

5.5 NORSEMONT commits itself to perform its mining works and activities in THE LAND, in compliance with appropriate geology and engineering practices to prevent or reduce to the minimum the environmental and social impacts on the area. In the same manner, NORSEMONT commits itself before THE COMMUNITY to comply with the rules regulating environmental protection during the activities to be performed in THE LAND.

5.6 NORSEMONT commits and binds itself to pay on time the monthly consideration agreed according to the procedure and the conditions contemplated under subclause 4.1.

SIX: **Additional Stipulations**

6.1 THE COMMUNITY and NORSEMONT agree to keep good relations and keep in contact for future works for the common good, directly coordinating with the authorized representative of NORSEMONT.

6.2 This Agreement is a full and complete agreement between the parties in relation to the subject matter hereof and it may be modified, amended, annulled or waived only through agreements in writing between the parties.

6.3 For purposes of this Agreement, the parties have stated that their domiciles are those mentioned in the introduction hereof. In order to be valid, any change of address shall be previously notified to the other party through a letter recoded by notary at least ten (10) calendar days in advance.

6.4 If any of the clauses hereof is declared null or cannot be executed for any reason whatsoever, said nullity shall not affect the validity of the Agreement, which shall continue in full force and effect, except for the provisions declared null.

6.5 The parties expressly state that the rights granted hereunder are conferred to the benefit of the mining activity and as a consequence thereof, shall be interpreted pursuant to the provisions regulating said matter and considering that the purpose hereof is facilitating the development and performance of mining activities. Notwithstanding the foregoing, the parties expressly agree that the authorization for use established in Clause Three hereof shall also be regulated, as applicable, by Articles 999 et seq. of the Civil Code regarding usufruct.

6.6 The costs and expenses arising from the formalization and registration of this instrument shall be borne by NORSEMONT.

SEVEN: **Applicable Law and Jurisdiction**

7.1 This Agreement shall be regulated and interpreted pursuant to the laws of the Republic of Peru, to which the parties expressly submit themselves.

7.2 Any disagreement arising as a result hereof shall be necessarily submitted to a direct and friendly negotiation between the parties. If after a serious and proven attempt to solve the disagreement in such a way, no agreement is reached, it shall be submitted to the jurisdiction and venue of the judges and courts of the judicial district of Lima-Centro. For purposes of an out-of-court settlement, the parties submit themselves to the Conciliation Center of the Pontificia Universidad Católica del Perú.

Mr. Notary, kindly make the relevant insertions and add the clauses required by law and send the relevant notices to the Real Property Registry of Sicuani for their registration in the relevant entry of said Registry.

Uchucarcco, May 8,2007

Signed by:
Américo Monge S., Attorney registered with the Cusco Bar Association under number 1141. A seal.
Urbano Salcedo T. Seal of the President's Office of the Comunidad Campesina de Uchuccarcco.
Robert Baxter.

ANNOTATION

No taxes are applicable.

Espinar, May 9, 2007

Uriel Villanueva S.

A seal of the Notary's Office.

INSERTION

MINUTES OF THE MEETING.- RELEVANT PORTION.- In the Comunidad Campesina de Uchucarcco in the District of Chamaca, Province of Chumbivilcas, Department of Cusco, on May 6, 2007, the President and the Executive Board of THE COMMUNITY and the other political authorities and land joint owners in general held the ordinary meeting of May to deal with important matters. Thereupon, Benedicto Bedregal was appointed discussion director to conduct the Meeting... Four.- The first matter of the agenda that was dealt with was the execution of the agreement with NORSEMONT S.A.C. The document drawn up was read to the Meeting. After a long discussion, THE COMMUNITY authorized the President to sign the agreement before a notary.

There being no further matter to be dealt with, all those present signed the minutes below. Signed by Urbano Salcedo T. and others.

CONCLUSION

Once this instrument had been formalized, I informed the grantors of its purpose and contents by reading it to them in whole, which they affirmed and ratified, I attest. This notarially recorded instrument begins on page seven hundred and fifty-five, with number 034009, Series T, and ends on page seven hundred and sixty et verso, with number 034019, Series T. The document was signed on May 9, 2007, I attest. Signed by Urbano Salcedo T. Seal of the President's Office of the Comunidad Campesina de Uchucarcco. Signed by Robert Baxter. Fingerprint of Robert Baxter. Before me, Uriel Villanueva S., the Notary. Sealed and signed by the Notary.

This copy **AGREES** with the original notarially recorded instrument prior compariaon made by law, I attest. At ths request of the interested party, I issue this First Notarial Certified Copy in six pages of text, which I have sealed, flourished and signed in Espinar, on May 9, 2007.

(illegibly signed) Uriel Villanueva Sánchez, Notary of Espinar, Cusco, Peru
Registration Nº 18 / Seal

This is to certify that this is o true and correct translation from Spanish into English of the attached document

This translation shall not be considered as an acknowledgment of the authenticity of the said document

In witness whereof, I hereunto set my hand in Lima this 10th day of the month of July 2007

NELLY OLCHAUSKI TEJADA
CIP No 037

Nelly Olchauski Tejada
Translator Registered with the Peruvian Translators ' Association - Nº 37